EXHIBIT 99.1

II-VI Incorporated Reports Second Quarter Fiscal Year 2012 Earnings

PITTSBURGH, Jan. 24, 2012 (GLOBE NEWSWIRE) -- II-VI Incorporated (Nasdaq:IIVI) today reported results for its second fiscal quarter ended December 31, 2011.

All per share data in this press release have been adjusted to account for the two-for-one split of the Company's common shares paid as a stock dividend to shareholders on June 24, 2011.

On July 1, 2011, the Company acquired Aegis Lightwave, Inc. (Aegis). On December 7, 2010, the Company acquired Max Levy Autograph, Inc. (MLA). Results for the quarter and six months ended December 31, 2011 include the operating results of both Aegis and MLA. Aegis is part of the Company's Near-Infrared Optics segment while MLA is part of the Company's Military & Materials segment.

Bookings for the quarter decreased 13% to $116,883,000 compared to $134,128,000 in the second quarter of last fiscal year. Bookings for the six months ended December 31, 2011 were $247,130,000 compared to $246,178,000 for the same period last fiscal year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter increased 5% to $126,757,000 from $120,887,000 in the second quarter of last fiscal year. Revenues for the six months ended December 31, 2011 increased 10% to $265,130,000 from $241,021,000 for the same period last fiscal year.

Net earnings attributed to II-VI Incorporated for the quarter were $13,287,000 or $0.21 per share-diluted compared with net earnings of $19,157,000 or $0.30 per share-diluted in the second quarter of last fiscal year. For the six months ended December 31, 2011, net earnings attributable to II-VI Incorporated were $31,866,000 or $0.50 per share-diluted compared to net earnings of $37,524,000 or $0.59 for the same period last fiscal year. The results for the quarter and six months ended December 31, 2011 include a write-down of tellurium inventory of $2.2 million or $0.03 per share-diluted from our Pacific Rare Specialty Metals & Chemicals, Inc. business unit (PRM) in our Military & Materials segment due to decreases in the global tellurium index pricing during the quarter. In addition, the results include an after-tax impairment loss of $0.7 million or approximately $0.01 per share-diluted for damaged machinery, equipment and inventory and recovery related expenses as a result of the Thailand flooding at Fabrinet, a company that manufactures certain products for our Aegis subsidiary. Both expenses were included in cost of goods sold in the attached condensed consolidated statements of earnings and both expenses were consistent with the ranges given from our prior guidance issued on December 19, 2011.

Francis J. Kramer, president and chief executive officer said, "During the quarter, bookings decreased across many of our businesses as customers monitored the global economy; orders were delayed, placed for smaller quantities and had shorter lead times. Concurrently, the flooding in Thailand significantly impacted our Aegis business; we experienced a revenue decline at Aegis because we lost most of our contract manufacturing capacity. Aegis is currently transitioning its capacity to restore production to pre-flood levels. At Photop, revenues increased compared to the September 2011 quarter, but lower-margin products replaced those delivered during the second quarter one year ago. Our Military & Materials segment was affected by the index pricing of tellurium at PRM where we wrote down inventory and realized compressed margins on products sold."

Kramer concluded, "We expect conditions to improve during the second half of fiscal year 2012 as infrared optics and optical communications markets appear to be strengthening. We continue to make strategic capital investments across our manufacturing base so that, as economies and markets recover, we will be well positioned to capitalize on emerging opportunities. We are generating significant cash from operations and our balance sheet remains fundamentally strong. While this quarter's results were affected by a natural disaster and material pricing declines beyond our control, we are confident II-VI Incorporated is poised to deliver long-term strategic growth."

Segment Information

The following segment information includes segment earnings (defined as earnings before income taxes, interest expense and other expense or income, net). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control. Effective July 1, 2011, the Company renamed its former Compound Semiconductor Group operating segment the Advanced Products Group.

	Three Months Ended			Six Months Ended
	December 31,			December 31,
			%			%
			Increase			Increase
	2011	2010	(Decrease)	2011	2010	(Decrease)

Bookings:
Infrared Optics	$ 43,773	$ 47,006	(7)%	$ 94,871	$ 88,308	7%
Near-Infrared Optics	34,939	35,906	(3)%	73,313	69,722	5%
Military & Materials	26,543	29,600	(10)%	46,344	44,871	3%
Advanced Products Group	11,628	21,616	(46)%	32,602	43,277	(25)%
Total Bookings	$ 116,883	$ 134,128	(13)%	$ 247,130	$ 246,178	--%

Revenues:
Infrared Optics	$ 46,762	$ 40,642	15%	$ 97,558	$ 81,868	19%
Near-Infrared Optics	39,468	41,418	(5)%	77,578	78,363	(1)%
Military & Materials	23,703	19,467	22%	47,362	39,602	20%
Advanced Products Group	16,824	19,360	(13)%	42,632	41,188	4%
Total Revenues	$ 126,757	$ 120,887	5%	$ 265,130	$ 241,021	10%

Segment Earnings (Loss):
Infrared Optics	$ 11,470	$ 9,420	22%	$ 23,827	$ 18,068	32%
Near-Infrared Optics	1,684	8,068	(79)%	3,392	14,949	(77)%
Military & Materials	(386)	3,425	(111)%	2,576	7,146	(64)%
Advanced Products Group	1,470	3,775	(61)%	7,478	7,186	4%
Total Segment Earnings	$ 14,238	$ 24,688	(42)%	$ 37,273	$ 47,349	(21)%

Outlook

For the third fiscal quarter ending March 31, 2012, the Company currently forecasts revenues to range from $130 million to $135 million and earnings per share to range from $0.23 to $0.25. Comparable results for the quarter ended March 31, 2011 were revenues of $130 million and earnings per share of $0.36. For the fiscal year ending June 30, 2012, the Company expects revenues to range from $550 million to $560 million and earnings per share to range from $1.05 to $1.10. Comparable results for the year ended June 30, 2011 were revenues of $502.8 million and earnings per share of $1.30. As discussed in more detail below, actual results may differ from these forecasts due to various factors including, but not limited to, changes in product demand, competition and general economic conditions.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, January 24, 2012 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company's web site at www.ii-vi.com as well as at http://tinyurl.com/7e6te4q. A replay of the webcast will be available for 2 weeks following the call.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for diversified markets including industrial manufacturing, military and aerospace, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company's infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam delivery systems and processing tools for industrial lasers.

In the Company's near-infrared optics business, VLOC manufactures near-infrared and visible light products for industrial, scientific, military, medical instruments and laser gain materials and products for solid-state YAG and YLF lasers.  Photop Technologies, Inc. (Photop) manufactures crystal materials, optics, microchip lasers and opto-electronic modules for use in optical communication networks and other diverse consumer and commercial applications. Aegis Lightwave, Inc. (Aegis) manufactures tunable optical devices required for high speed optical networks that provide the bandwidth expansion necessary for increasing internet traffic. Through its Australian subsidiary, AOFR, Aegis also manufactures fused fiber components, including those required for fiber lasers for material processing applications, as well as optical couplers used primarily in the telecommunication industry.

In the Company's military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines selenium and tellurium materials and Max Levy Autograph, Inc. (MLA) manufactures micro-fine conductive mesh patterns for optical, mechanical and ceramic components for applications such as circuitry, metrology standards, targeting calibration and suppression of electro-magnetic interference.

In the Company's advanced products group (formerly the compound semiconductor group), the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. (Marlow) designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and the Worldwide Materials Group (WMG) provides expertise in materials development, process development and manufacturing scale up.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis.

The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other "Risk Factors" discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011; (iii) the purchasing patterns from customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company's ability to devise and execute strategies to respond to market conditions. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise.

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
($000 except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues (including contract research and development)
Net sales:
Domestic	$ 50,156	$ 48,764	$ 105,725	$ 98,002
International	76,601	72,123	159,405	143,019
Total Revenues	126,757	120,887	265,130	241,021

Costs, Expenses & Other Expense (Income)
Cost of goods sold (including contract research and development)	83,289	70,851	166,652	141,749
Internal research and development	5,016	3,357	10,179	7,203
Selling, general and administrative	24,214	21,991	51,026	44,720
Interest expense	77	25	136	55
Other expense (income), net	(1,506)	460	(3,136)	(1,602)
Total Costs, Expenses, and Other Expense (Income)	111,090	96,684	224,857	192,125

Earnings Before Income Taxes	15,667	24,203	40,273	48,896

Income Taxes	2,147	4,948	8,039	11,240

Net Earnings	13,520	19,255	32,234	37,656
Less: Net Earnings Attributable to Noncontrolling Interests	233	98	368	132
Net Earnings Attributable to II-VI Incorporated	$ 13,287	$ 19,157	$ 31,866	$ 37,524
Net Earnings Attributable to II-VI Incorporated Diluted Earnings Per Share:	$ 0.21	$ 0.30	$ 0.50	$ 0.59
Net Earnings Attributable to II-VI Incorporated Basic Earnings Per Share:	$ 0.21	$ 0.31	$ 0.51	$ 0.61

Average Shares Outstanding - Diluted	64,194	63,780	64,166	63,490
Average Shares Outstanding - Basic	62,720	62,078	62,709	61,944

II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
($000)
	December 31,	June 30,
	2011	2011
Assets
Current Assets
Cash and cash equivalents	$ 123,833	$ 149,460
Short-term investment	594	--
Accounts receivable	87,608	90,606
Inventories	142,578	126,430
Deferred income taxes	9,596	8,215
Prepaid and refundable income taxes	4,822	8,606
Prepaid and other current assets	9,708	12,223
Total Current Assets	378,739	395,540
Property, plant & equipment, net	150,000	138,135
Goodwill	84,785	64,262
Other intangible assets, net	42,819	28,732
Investments	15,938	15,458
Deferred income taxes	71	3
Other assets	6,145	5,072
Total Assets	$ 678,497	$ 647,202

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$ 26,581	$ 25,065
Accruals and other current liabilities	51,340	62,173
Current maturities of long-term debt	3,888	3,729
Total Current Liabilities	81,809	90,967
Long-term debt	17,000	15,000
Deferred income taxes	4,968	6,641
Other liabilities	11,239	11,493
Total Liabilities	115,016	124,101

Total II-VI Incorporated Shareholders' Equity	562,587	522,374
Noncontrolling Interests	894	727
Total Shareholders' Equity	563,481	523,101
Total Liabilities and Shareholders' Equity	$ 678,497	$ 647,202

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
($000)	Six Months Ended
	December 31,
	2011	2010
Net cash provided by operating activities	$ 42,913	$ 33,012

Cash Flows from Investing Activities
Additions to property, plant and equipment	(23,068)	(14,668)
Purchase of businesses, net of cash acquired	(46,141)	(12,813)
Investment in unconsolidated business	--	(1,180)
Proceeds from collection of note receivable	--	2,000
Other investing activities	24	240
Net cash used in investing activities	(69,185)	(26,421)

Cash Flows from Financing Activities
Proceeds from long-term borrowings	7,000	--
Payment on long-term borrowings	(6,295)	--
Proceeds from exercises of stock options	452	3,278
Excess tax benefits from share-based compensation expense	122	1,813
Net cash provided by financing activities	1,279	5,091

Effect of exchange rate changes on cash and cash equivalents	(634)	(434)

Net (decrease) increase in cash and cash equivalents	(25,627)	11,248

Cash and Cash Equivalents at Beginning of Period	149,460	108,026
Cash and Cash Equivalents at End of Period	$ 123,833	$ 119,274

II-VI Incorporated and Subsidiaries
Other Selected Financial Information
($000)

The following other selected financial information includes earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

Other Selected Financial Information

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

EBITDA	$ 24,266	$ 31,073	$ 57,241	$ 62,630
Cash paid for capital expenditures	$ 10,356	$ 9,387	$ 23,068	$ 14,668
Net (payments) borrowings on indebtedness	$ (5,000)	$ --	$ 705	$ --
Share-based compensation expense, pre-tax	$ 2,618	$ 2,242	$ 7,176	$ 5,983

Reconciliation of Segment	Three Months Ended		Six Months Ended
Earnings and EBITDA to Net Earnings	December 31,		December 31,
	2011	2010	2011	2010

Total Segment Earnings	$ 14,238	$ 24,688	$ 37,273	$ 47,349
Interest expense	77	25	136	55
Other expense (income), net	(1,506)	460	(3,136)	(1,602)
Income taxes	2,147	4,948	8,039	11,240
Net earnings	$ 13,520	$ 19,255	$ 32,234	$ 37,656

EBITDA	$ 24,266	$ 31,073	$ 57,241	$ 62,630
Interest expense	77	25	136	55
Depreciation and amortization	8,522	6,845	16,832	13,679
Income taxes	2,147	4,948	8,039	11,240
Net earnings	$ 13,520	$ 19,255	$ 32,234	$ 37,656
CONTACT: II-VI Incorporated
         Craig A. Creaturo, Chief Financial Officer and Treasurer
         (724) 352-4455
         ccreaturo@ii-vi.com